Exhibit No. 11. Statement re:  Computation of Per Share Earnings for the six and
                three months ended June 30, 1999 and 1998 (in thousands except per share data).

                                                       Six Months Ended            Three Months Ended
                                                           June 30,                     June, 30,
                                                     ----------------------     ----------------------
                                                       1999         1998           1999         1998
                                                     ---------    ---------     ---------    ---------

     Net income (loss)                               $ 1,706      $   373       $   902        $   (65)
                                                     =======      =======       =======        =======



     Basic weighted average shares outstanding         3,321        3,731         3,332          3,705

     Common stock equivalents due to dilutive
        effect of stock options                           94          168            93            178
                                                     -------      -------       -------        -------

     Diluted weighted average common
        shares outstanding                             3,415        3,899         3,425          3,883
                                                     =======      =======       =======        =======


     Basic earnings (loss) per share                 $   .51      $   .09       $   .27        $  (.02)
                                                     =======      =======       =======        =======

     Diluted earnings (loss) per share               $   .50      $   .09       $   .26        $  (.02)
                                                     =======      =======       =======        =======


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